Exhibit 10.3

Execution Version

African Agriculture, Inc.

415 Park Avenue, Ninth Floor

New York, NY 10022

November 28, 2023

Harry Green

172 Brewster Road,

Scarsdale, New York 10583

Retention Bonus and Release

Dear Harry:

As you know, you and African Agriculture, Inc. (the “Company”) previously entered into that certain Transaction Bonus and Release letter agreement, dated November 1, 2022 (the “Prior Agreement”) and, except as otherwise expressly set forth herein, you and the Company desire to terminate the Prior Agreement and enter into this letter agreement in lieu thereof. Accordingly, in recognition of the important contributions you are making to the Company, the Company is pleased to offer you the following bonus opportunity set forth herein.

Retention Bonus

Subject to the terms and conditions of this letter, the Company (or any successor thereto, including, without limitation, by way of merger, de-SPAC, or other corporate transaction) will pay you a one-time bonus, in cash, equal to $400,000 (the “Retention Bonus”) on or prior to August 31, 2024, as determined by the Board of Directors of the Company (or any successor thereto) in its sole discretion (such actual payment date, the “Payment Date”); provided, that, you remain continuously employed by the Company (or any successor thereto) through such Payment Date.

Release of Claims

By signing this letter in exchange for your right to receive the Retention Bonus, you, on behalf of yourself and each of your affiliates, successors, assigns, heirs, executors, administrators and legal representatives (the “Releasors”), hereby unconditionally, irrevocably, knowingly and voluntarily release and forever waive and discharge the Company, its affiliates, and its past, present and future Related Persons (as defined below) (collectively, “Releasees”), from and against any and all rights, causes of action, claims, actions, suits, or similar proceedings of any kind or nature whatsoever, that the Releasors now have, have ever had or may hereafter have against the respective Releasees, and from any and all direct or indirect liabilities, losses, damages, obligations or responsibilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, secured or unsecured), including any consequential, punitive and exemplary damages, that any Releasor now has, has ever had or may hereafter have to the Releasees, of any kind or nature arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the date hereof, including without limitation, with respect to unpaid wages, bonuses, commissions, or other compensation of any type or kind to the fullest extent allowed by law (collectively, the “Released Claims”); provided, however, that Released Claims shall not include any rights, causes of action, claims, proceedings or liabilities arising under this letter. The Releasors, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any Released Claim.

By signing below, you represent and warrant that (x) there are no liens or assignments in law or equity or otherwise of or against any of the Released Claims, (y) you have not transferred or otherwise alienated any such claims or causes of action, and (z) you are fully authorized and entitled to give the releases specified herein. As used above, “Related Persons” means (i) with respect to any person that is not an individual, (a) any affiliate of such person, (b) any other person or entity that serves as a director, officer, employee, partner, executor, trustee, general partner, manager, holder of equity interests, agent or representative of such person or any of its affiliates (or in any other similar capacity), (c) any other person or entity that has control or is under common control with such person, and (d) any individual who is a Related Person of any of the foregoing, and (ii) with respect to any person who is an individual (a) any affiliate of such person, (b) each other member of such individual’s immediate family, and (c) any Related Person of such member of such individual’s immediate family. This paragraph is expressly intended for the benefit of, and shall be enforceable by, the Releasees.

Reaffirmation of Release of Claims

As a condition to the Company’s payment of the Retention Bonus, you will be required to sign and deliver to the Company a reaffirmation of your release of claims (the “Reaffirmation”) within seven days following the Payment Date, as set forth on the signature page hereto. If you do not sign the Reaffirmation as and when specified in this paragraph, then it shall be a material breach of this letter; provided, that, the Company’s (or any successor’s) damages arising from such failure to sign and deliver to the Company (or such successor) the Reaffirmation shall be limited to the amount of the Retention Bonus.

Section 409A

The parties hereto intend that this letter and any amounts payable hereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if and to the extent subject to Section 409A, to comply therewith, and will be construed as such; provided, that, the Company does not guarantee any particular tax effect. For purposes of Section 409A, any payment that may be made under this letter will be deemed to be a separate payment.

Entire Agreement

This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by you and the Company with respect thereto, including, without limitation, the Prior Agreement; provided, that, you and the Company acknowledge and agree that the release of claims set forth in the Prior Agreement has been in full force and effect since November 1, 2022, and will remain in full force and effect through the date hereof, and that even after the date hereof, the release of claims set forth in the Prior Agreement will remain in effect for all purposes with respect to the period from November 1, 2022 through the date hereof.

General Provisions

You represent and acknowledge that (i) you have been given at least seven days to consider this letter (which, by signing this letter prior to the expiration of such period, you have expressly agreed to waive) and have been advised to discuss all aspects of this letter with your personal attorney; (ii) you have carefully read and fully understand all the provisions of this letter; (iii) you have voluntarily entered into this letter, without duress or coercion.

You agree that the information set forth in this letter is strictly confidential, and you agree not to disclose any of such information without the prior written consent of the Company (other than to your spouse, legal counsel, and tax and financial advisors, or as otherwise permitted by applicable law). All amounts payable to you hereunder will be subject to any and all applicable taxes and required deductions, as required by applicable federal, state, local and foreign laws and regulations.

This letter will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the laws of a jurisdiction other than the State of Delaware. This letter may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

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Please acknowledge your receipt of this letter and your agreement with its provisions by signing your name below and returning it to me. Thank you.

Sincerely,

AFRICAN AGRICULTURE, INC.

/s/ Alan Kessler
By:	Alan Kessler
Title:	Chief Executive Office

Acknowledged and agreed

as of the first date written above:

/s/ Harry Green
Name:	Harry Green

Reaffirmation signature below – Void if executed prior to THE APPLICABLE PAYMENT DATE:

/s/ Harry Green
Harry Green

Date:	November 28, 2023

[Signature Page to Retention Bonus and Release]